UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 21, 2013, P. Schoenfeld Asset Management LP issued the following press release:

P. SCHOENFELD ASSET MANAGEMENT POSES CRUCIAL

QUESTIONS TO METROPCS REGARDING T-MOBILE TRANSACTION

NEW YORK, March 21, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) and its investment advisory clients, which together are significant shareholders of MetroPCS Communications, Inc. (“PCS” or the “Company”) with an aggregate position of over 9,230,000 shares or almost $100 million in value at current prices, today posed the following crucial questions to PCS regarding its proposed transaction (the “Proposed Transaction”) with T-Mobile USA, Inc. (“T-Mobile”) in order to give sufficient information and full transparency to PCS shareholders prior to the very important shareholder vote on April 12, 2013.

1.         How does PCS explain the approximately 23% decline in its share price since the announcement of the Proposed Transaction, a period when the S&P is up 7.2% and the comparable index is up 0.6%(1)?

2.         How does PCS explain that it’s Chairman and CEO Roger Linquist has sold 2 million shares (approximately 28% of his holdings) at an average price of approximately $10 per share since December 12, 2012, and board member Kevin Landry’s Firm, TA Associates, has sold approximately 3.8 million shares since the Proposed Transaction was announced? TA Associates now holds only a nominal interest in PCS.  Landry also sits on PCS’s governance committee.

(PCS has communicated to shareholders the legal mechanism through which these sales are being made, but that does not explain why the Company’s 10b5-1 plan has not been suspended pending the shareholder vote on the Proposed Transaction.)

3.         Since deal terms were materially modified to the detriment of PCS shareholders after the release of the Company’s weak first quarter 2012 results (noted in the Background of the Transaction section in PCS’s revised definitive proxy statement), why was there no reversal or comparable upward adjustment in deal terms in favor of PCS shareholders following the release of PCS’s significant outperformance in the second quarter of 2012?

a.     Did PCS consider its success in converting subscribers to LTE when it agreed to the equity split?

(1)  The comparable index is based on a market cap weighted index of the comparable companies included on slide 43 of PSAM’s Analysis of the Proposed Transaction, which was filed with the SEC on March 18, 2013, and is available at www.innisfreema.com/pcs.  The comparable companies include: AT&T, Leap Wireless, nTelos, Sprint, Verizon, U.S. Cellular and Atlantic Tele-Network.

b.     Why did PCS agree to an equity split before negotiating the interest rate and make-whole provisions of the $15 billion in intercompany notes owed to Deutsche Telecom AG (“DT”)?

c.     Was PCS aware of the “poison pill” effect hidden in the $4 billion make-whole provision of the DT intercompany notes?

d.     Did PCS take into consideration PCS’s record third quarter 2012 results (which included the highest quarterly adjusted EBITDA margin in PCS history) when approving the Proposed Transaction?

4.         Why did PCS adjust T-Mobile’s 2013 EBITDA estimate upwards by $573 million for the purposes of the equity split?

a.     Are these adjustments compliant with GAAP standards?

5.         How does T-Mobile’s accounting for handset subsidies compare to PCS’s?

a.     On a comparative basis, how much of a reduction would T-Mobile have to take to its estimated 2013 EBITDA to match PCS’s accounting?

b.     If appropriately adjusting estimated 2013 EBITDA for T-Mobile (and ignoring all other issues), what would the equity split be?

6.         What would the impact be on the equity split if it were based on PCS’s actual 2012 EBITDA contribution (given that PCS’s 2012 actual EBITDA exceeded estimates by 15%)?

7.         How did the equity split take into account the following factors:

a.     Above market terms of the DT intercompany notes?

b.     Royalty fees for use of the T-Mobile brand?

c.     Accelerated “initial public offering” for T-Mobile without associated fees/costs?

d.     Doesn’t PCS deserve a higher multiple than T-Mobile (please refer to page 21 of PSAM’s Analysis of the Proposed Transaction filed with the U.S. Securities and Exchange Commission on March 18, 2013), not to mention a premium for the clear change in control of PCS?

8.         PCS is relying on estimated synergies with a value of $6.0 to $7.0 billion, and PCS has stated in its revised definitive proxy statement that the pro-forma transaction synergies may not be realized for a significant period of time after the completion of the transaction, if at all, and will require substantial capital expenditures to be fully realized:

a.     What details has PCS provided to its shareholders to support these speculative assumptions?

b.     What other comparative wireless or technology integrations have been done on time and on budget?

9.         Why is PCS deducting $1.5 billion of future spectrum purchases from its value relative to T-Mobile?

a.     How does PCS value its current spectrum assets?

b.     If prices rise precipitously, such that a standalone PCS cannot purchase spectrum in the future, how much would PCS’s spectrum be worth?

c.     In the relative value equity-split calculation, why would PCS ascribe no value to its $1.5 billion of assumed spectrum purchases?  The money would be invested in long-lived, non-depreciable assets.

10.       Why is PCS contributing its intellectual property to the combined PCS/T-Mobile while DT is insisting on a royalty for the use of the T-Mobile name through a trademark license?

11.       In light of DT’s obvious conflicts of interest (with DT being the dominant shareholder, largest creditor and critical trademark licensor to the combined PCS/T-Mobile), why are PCS shareholders not being afforded the protection of a commitment that a majority of the directors on the combined PCS/T-Mobile’s Board will be truly independent?

12.       What is the expected impact on strategic interest in PCS as a result of the SoftBank investment in Sprint Nextel Corp and the sale of Clearwire Corp to either Sprint or Dish Network Corp?

13.       How did PCS arrive at a projected weighted average yield of approximately 7% on the proposed $15 billion intercompany notes with DT when our calculation of the weighted average yield is approximately 8% based on PCS’s disclosure in its revised definitive proxy statement?

14.       Why will DT charge the combined PCS/T-Mobile a 2% distribution fee (approximately $300 million) imbedded in the interest rate when DT is merely revising an existing intercompany note with T-Mobile?  Is this an appropriate action for a parent corporation of a public company with minority shareholders to take when DT will already extract a more than 3% additional coupon to its existing intercompany note with T-Mobile?

We hope that PCS will promptly answer these critical questions in order to provide full transparency to PCS shareholders prior to the very important special meeting of PCS shareholders scheduled for April 12, 2013 to vote on the Proposed Transaction.

On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of stockholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc.   STOCKHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

About PSAM

P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorized and regulated by the FSA, respectively.

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